Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel, Senior Vice President and Chief Financial Officer (276) 629-6614 - Investors

For Immediate Release	Jay S. Moore, Director of Communications (276) 629-6450 – Media

Bassett Furniture News Release

Bassett Increases Quarterly Dividend by 20 Percent

(Bassett, Va.) – July 18, 2013– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has increased the regular quarterly dividend by 20%, declaring a dividend of $.06 per share of outstanding common stock payable on August 30, 2013 to shareholders of record at the close of business August 15, 2013.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 89 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 500 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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